Exhibit 99.1

Egalet Reports Second Quarter 2015 Financial Results and Provides Business Update

—Company deployed specialty sales force, began promoting SPRIX® Nasal Spray, prepared to launch OXAYDO™ in third quarter and completed abuse-deterrent and bioequivalence studies of Guardian™ Technology product candidate Egalet-001, which will support fourth quarter new drug application (NDA) submission —

—Webcast and conference call at 8:00 AM EDT—

Wayne, Penn. — Aug 6, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative pain treatments, today reported business highlights and financial results for the three months ended June 30, 2015.

Second quarter and recent highlights include:

•                  Commercial advancements:

•             Launched 50-person specialty pharmaceutical sales force;

•             Began promoting SPRIX (ketorolac tromethamine) Nasal Spray to target healthcare providers; and

•             Conducted pre-launch activities, including setting up distribution system, to support a third quarter launch of OXAYDO (oxycodone HCI, USP) tablets for oral use only —CII.

•                  Pipeline progress:

•            Demonstrated bioequivalence at the 60 mg dose of abuse-deterrent, extended-release morphine, Egalet-001, to MS Contin (morphine sulfate controlled-release);

•            Met primary endpoint of reduced drug liking of Egalet-001 compared to MS Contin in intranasal human abuse liability study;

•            Announced positive top-line results from oral human abuse liability clinical study of Egalet-002, an abuse-deterrent oxycodone;

•            Demonstrated in Category 1 abuse-deterrent studies Egalet-002’s abuse-deterrent properties compared to reformulated OxyContin (oxycodone);

•            Showed in a clinical alcohol interaction study that alcohol dose dumping did not occur with Egalet-002;and

•            Announced issuance of U.S. patents covering Egalet product candidates and Guardian™ Technology.

•                  Corporate progress:

•             Completed $61.0 million offering of 5.50% Convertible Senior Notes due 2020;

•             Appointed Nicholas Nicolaides, Ph.D. and John Osborn to board of directors and appointed Timothy Walbert chairman of the board of directors; and

•             Closed $86.3 million equity follow-on offering on July 31, 2015.

“In the second quarter Egalet transitioned to a fully commercial organization, with the training and launch of our 50-person specialty sales force, promoting of SPRIX® Nasal Spray and preparing for the anticipated third quarter launch of OXAYDO” said Bob Radie, Egalet’s president and chief executive officer. “In addition, we completed the clinical and abuse-deterrent studies needed to submit the NDA for Egalet-001 in the fourth quarter of this year, which will represent a significant milestone for the company as this would be our first product fully developed using our proprietary Guardian™ Technology.”

Second Quarter of 2015 Financial Results

•                  Cash Position: Cash and marketable securities as of June 30, 2015 was $108.4 million compared to $53.9 million as of March 31, 2015. The net increase in cash and marketable securities of $54.5 million in the second quarter 2015, primarily consisted of cash inflows of $56.9 million in net proceeds from the 5.50% Convertible Senior Notes.

•                  Revenue: Net product sales of SPRIX increased from $607,000 for the three months ended June 30, 2015 from $162,000 for the three months ended March 31, 2015. Related party revenue of $352,000 for the three months ended June 30, 2015 was comprised of the amortization of the deferred revenue related to milestone payments from Shionogi and the performance of certain research and development services performed by Egalet under Egalet’s collaboration agreement with Shionogi.

•                  Costs of Sales: Cost of sales was $207,000 for the three months ended June 30, 2015 attributable entirely to sales of SPRIX which commenced in February 2015.

•                  G&A Expenses: General and administrative expenses increased to $5.8 million for the three months ended June 30, 2015 compared to $4.5 million for the same period in 2014. This increase was primarily attributable to an increase in employee compensation of $1.0 million and professional fees of $1.1 million as we continue to grow Egalet’s U.S. operations. These increases were offset by a decrease in stock compensation expense of $1.1 million.

•                  S&M Expenses: Sales and marketing expenses of $3.3 million for the three months ended June 30, 2015 were primarily related to the establishment of the commercial operations in the U.S. and launch activities for SPRIX and pre-launch activities for OXAYDO compared to minimal sales and marketing costs in the same period in 2014.

•                  R&D Expenses: Research and development expenses were $4.9 million for the three months ended June 30, 2015 compared to $7.4 million for the same period in 2014. This decrease was driven primarily by a decrease in Egalet’s development costs for Egalet-001 of $1.9 million and a decrease in stock compensation expense of $1.6 million. These decreases were offset by increases in Egalet’s development costs for Egalet-002 of $602,000 and an increase in employee compensation and professional fees of $457,000.

•                  Interest Expense: Interest expense of $2.3 million for the three months ended June 30, 2015 was primarily related to the 5.50% Convertible Senior Notes.

•                  Net Loss: Net loss increased to $17.1 million, or a loss of $1.03 per share, for the three months ended June 30, 2015 from a net loss of $11.7 million, or a loss of $0.73 per share, for the three months ended June 30, 2014.

Upcoming Milestones:

•                  Launch OXAYDO in the third quarter;

•                  Present data at PainWeek in September;

•                  Submit new drug application for Egalet-001 in the fourth quarter; and

•                  Select Egalet-003 product candidate by year end.

Conference Call Information

Egalet’s management will host a conference call to discuss the second quarter 2015 financial results:

Date:	Thursday, Aug 6, 2015
Time:	8:00 a.m. EDT
Webcast (live and archive):	http://egalet.investorroom.com/eventsandwebcasts
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay numbers	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10070056

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full additional information on Egalet, please visit www.egalet.com.

Please see full prescribing information for OXAYDO at www.oxaydo.com and full prescribing information for SPRIX at www.sprix.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates; ability to maintain the intellectual property position of Egalet’s products and product candidates; ability to have third parties manufacture Egalet’s products; the Company's ability to service its debt obligations; competitive factors; the Company’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275

Tables Follow

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2014	June 30, 2015
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,738	$57,666
Marketable securities, available for sale	—	50,764
Related party receivable	679	537
Inventory	—	3,887
Other current assets	—	275
Prepaid expenses	698	378
Other receivables	1,011	931
Total current assets	55,126	114,438
Intangible assets, net	184	11,497
Property and equipment, net	4,417	4,330
Deposits and other assets	843	562
Total assets	$60,570	$130,827

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,209	$3,723
Accrued expenses	2,554	5,504
Deferred revenue	588	15,108
Debt - current	—	2,616
License fee payable	—	2,500
Other current liabilities	78	118
Total current liabilities	7,429	29,569
Debt — non-current portion	—	50,758
Deferred income tax liability	25	27
Deferred revenue — non-current portion	8,855	16,703
Derivative liability	—	1,689
Other liabilities	—	120
Total liabilities	16,309	98,866

Stockholders’ equity:
Common stock—$0.001 par value; 75,000,000 shares authorized at December 31, 2014 and June 30, 2015; 17,283,663 and 17,331,163 shares issued and outstanding at December 31, 2014 and June 30, 2015, respectively	17	17
Additional paid-in capital	121,028	141,964
Other comprehensive (loss) income	(171)	401
Accumulated deficit	(76,613)	(110,421)
Total stockholders’ equity	44,261	31,961
Total liabilities and stockholders’ equity	$60,570	$130,827

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015
Revenues:
Net product sales	$––	$607	$—	$769
Related party revenues	490	352	746	973
Total revenues	490	959	746	1,742

Cost and Expenses:
Cost of sales (excluding amortization of product rights)	—	207	—	301
Amortization of product rights	—	585	—	963
General and administrative	4,516	5,804	7,778	10,499
Sales and marketing	212	3,284	218	4,859
Research and development	7,361	4,903	10,141	15,303
Total costs and expenses	12,089	14,783	18,137	31,925
Loss from operations	(11,599)	(13,824)	(17,391)	(30,183)

Other expense:
Change in fair value of derivative liability	—	773	—	773
Interest (income) expense	(4)	2,306	7,088	2,766
Other (gain) loss	—	(2)	—	(2)
Loss on foreign currency exchange	47	188	43	85
	43	3,265	7,131	3,622
Loss before provision for income taxes	(11,642)	(17,089)	(24,522)	(33,805)
Provision for income taxes	16	(23)	51	3
Net loss	$(11,658)	$(17,066)	$(24,573)	$(33,808)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.73)	$(1.03)	$(1.92)	$(2.05)
Weighted-average shares outstanding, basic and diluted	15,887,503	16,506,798	12,780,145	16,481,354